Exhibit 10.8

CONTRACT	Anamax Energy Services, Inc.	Biosource America, Inc.
	Owner	Design/Builder

CHANGE	2099 Shawano Avenue	600 Dewey Boulevard
	Address	Address

ORDER	Green Bay, Wisconsin 54307	Butte, MT 59701

CONTRACT CHANGE ORDER NO	One	CONTRACT CHANGE ORDER DATE	4/26/2006

In accordance with Articles 9, 10 and 11 of the Standard General Conditions of the Contract between  Owner and Design Builder, Owner and Design Builder have agreed to amending the Agreement dated December 28th, 2005 as follows:

Consider this Change Order as Authority to perform the following:

The original contract was executed with an effective date of December 28th, 2005, however due to delays in the sale of Biosource Fuels, LLC to Biosource America, Inc. the contract was not in place until February 20th, 2006. Through the execution of this change order, Design/Builder and Owner agree that the Contract Effective Date shall be established as February 22nd, 2006.

The Owner has requested the Design/Builder to provide the design, construction and delivery of a tank farm required to support the biodiesel refinery. The development of a scope of work and budget meeting the requirements of the Owner has taken considerable time to complete and result, a delay in the final site layout and subsequent permitting has been delayed. The result of these delays has been a loss of 33 calendar days on the proposed schedule. This change order will modify Section 3.02 of the agreement as follows:

The Work is targeted for Substantial Completion as defined in Article 13.05 of the Standard General Conditions within 333 calendar days of the Effective Date of this Agreement and is to be completed and ready for final payment in accordance with paragraph 13.08 of the Standard General Conditions within 45 calendar days after the date of Substantial Completion.

A detailed listing of the tank farm scope of services provided as Exhibit A (attached) to this Change Order One.

Amount of This Change Order	$4,040,000.00

The Guaranteed Maximum Price as stated in Article 4.02 of the Agreement shall be adjusted as follows:

Initial Guaranteed Maximum Price	13,250,000.00
Amount of This Change Order	$4,040,000.00
Revised Guaranteed Maximum Price	17,290,000.00

The Contract Time as stated in Article 3.02 of the Agreement shall be adjusted as follows:

Contract Substantial Completion Date	20-Dec-06
Amount of Contract Time Adjusted This Change Order	33 days
Revised Contract Substantial Completion Date	23-Jan-07

Submitted for Approval By:	Approved and Accepted By:

BIOSOURCE AMERICA, INC	Anamax Energy Services, Inc.
Design/Builder	Owner

/s/ Dick Talley	/s/ William F. Stern
Project Manager	Project Manager

4/26/06	4/26/06
Date	Date